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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                         (Amendment No. _____________)(1)

                            Bluestone Software, Inc.
                            ------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    09623P102
                                    ---------
                                 (CUSIP Number)

                                December 31, 1999
                                -----------------
             (Date of Event Which Requires Filing of this Statement)
            Check the appropriate box to designate the rule pursuant
                        to which this Schedule is filed:

                                / / Rule 13d-1(b)
                                / / Rule 13d-1(c)
                                /X/ Rule 13d-1(d)

---------
(1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the Notes).


                                  PAGE 1 OF 5
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CUSIP No.  09623P102                   13G                     PAGE 2 OF 5 PAGES
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          NAME OF REPORTING PERSONS
   1      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                            P. Melan Baiada
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)    / /
                                                                     (b)    / /
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   3      SEC USE ONLY
--------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   4
                            United States
--------------------------------------------------------------------------------
                                               SOLE VOTING POWER
           NUMBER OF               5
            SHARES                                              2,444,245
         BENEFICIALLY       ----------------------------------------------------
           OWNED BY                            SHARED VOTING POWER
             EACH                  6
           REPORTING                                               159,966
            PERSON          ----------------------------------------------------
             WITH                              SOLE DISPOSITIVE POWER
                                   7
                                                                 2,444,245
                            ----------------------------------------------------
                                               SHARED DISPOSITIVE POWER
                                   8
                                                                   159,966
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   9
                                     2,661,082 (2)
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                           / /
--------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
   11
                                     14.6
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

                                     IN
--------------------------------------------------------------------------------

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     (2)  56,871 shares of common stock are held in trusts of which Mr. Baiada's wife is sole trustee. Mr. Baiada disclaims beneficial owner of such securities and this report shall not be deemed an admission that Mr. Baiada is the beneficial owner of such securities for purposes of
          Section 16 or for any other purpose.

                      *SEE INSTRUCTION BEFORE FILLING OUT!

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CUSIP No.  09623P102                   13G                     PAGE 3 OF 5 PAGES


ITEM 1(A).        Name of Issuer:
                       Bluestone Software, Inc.
                  --------------------------------------------------------------

ITEM 1(B).        Address of Issuer's Principal Executive Offices:
                       300 Stevens Drive, Philadelphia, Pennsylvania 19113
                  --------------------------------------------------------------

ITEM 2(A).        Name of Person Filing:
                       P. Melan Baiada
                  --------------------------------------------------------------

ITEM 2(B).        Address of Principal Business Office:
                       1000 Briggs Road, Mount Laurel, New Jersey 08054
                  --------------------------------------------------------------

ITEM 2(C).        Citizenship:
                       United States
                  --------------------------------------------------------------

ITEM 2(D).        Title of Class of Securities:
                       Common Stock
                  --------------------------------------------------------------

ITEM 2(E).        CUSIP Number:
                       09623P102
                  --------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                     (a) / / Broker or dealer registered under Section 15 of the
                             Exchange Act;
                     (b) / / Bank as defined in Section 3(a)(6) of the Exchange
                             Act;
                     (c) / / Insurance company as defined in Section 3(a)(19) of the Exchange Act;
                     (d) / / Investment company registered under Section 8 of
                             the Investment Company Act;
                     (e) / / An investment adviser in accordance with Rule 13d-1
                             (b)(1)(ii)(E);
                     (f) / / An employee benefit plan or endowment fund in
                             accordance with Rule 13d-1(b)(1) (ii)(F);
                     (g) / / A parent holding company or control person in
                             accordance with Rule 13d-1(b)(1)(ii)(G);
                     (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;


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CUSIP No.  09623P102                   13G                     PAGE 4 OF 5 PAGES

                     (i) / / A church plan that is excluded from the definition of an investment company under Section 13(c)(14) of the Investment Company Act;
                     (j) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(J);

                     If this statement is filed pursuant to Rule 13d-1(c),
                     check this box.                                        / /

ITEM 4.           Ownership.

                     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
                     (a) Amount beneficially owned:
                                        2,661,082 (3)
                  --------------------------------------------------------------
                     (b) Percent of class:
                                           14.6
                  --------------------------------------------------------------
                     (c) Number of shares as to which such person has:
                                (i) Sole power to vote or to direct the vote 2,444,245
                                (ii)   Shared power to vote or to direct the
                                       vote  159,966
                                (iii) Sole power to dispose or to direct the disposition of 2,444,245
                                (iv)   Shared power to dispose or direct the
                                       disposition of 159,966

ITEM 5.           Ownership of Five Percent or Less of a Class
                       Not Applicable
                  --------------------------------------------------------------

ITEM 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.
                       Not Applicable
                  --------------------------------------------------------------

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
                       Not Applicable
                  --------------------------------------------------------------

ITEM 8.           Identification and Classification of Members of the Group.
                       Not Applicable
                  --------------------------------------------------------------


---------
     (3) 56,871 shares of common stock are held in trusts of which Mr. Baiada's wife is sole trustee. Mr. Baiada disclaims beneficial owner of such securities and this report shall not be deemed an admission that Mr. Baiada is the beneficial owner of such securities for purposes of
          Section 16 or for any other purpose.



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CUSIP No.  09623P102                   13G                     PAGE 5 OF 5 PAGES


ITEM 9.           Notice of Dissolution of Group.
                       Not Applicable
                  --------------------------------------------------------------

ITEM 10.          Certification.


BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE NOT ACQUIRED AND ARE NOT HELD FOR THE PURPOSE OF OR WITH EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF THE SECURITIES AND WERE NOT ACQUIRED AND ARE NOT HELD IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING THAT PURPOSE OR EFFECT.

                                    SIGNATURE

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this Statement is true, complete and correct.


                                                     February 11, 2000
                                                 -------------------------------
                                                          (Date)


                                                 /s/ P. Melan Baiada
                                                 -------------------------------
                                                        (Signature)


                                                     P. Melan Baiada
                                                 -------------------------------